Exhibit 99.1
For Immediate Release
Date: January 31, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter and Year Ended December 31, 2006
And Announces Stock Purchase In Connection With Stock Incentive Plan
PITTSFIELD, MASSACHUSETTS (January 31, 2007): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the bank holding company for Legacy Banks (the “Bank”), today reported a net loss of $591,000, or $0.06 per diluted share for the quarter ended December 31, 2006, which represents a bottom line improvement of $4.9 million from a $5.5 million net loss in the fourth quarter of 2005. For the twelve months ended December 31, 2006, the Company has generated net income of $2.8 million, an increase of $5.0 million from the same period of 2005.
In addition, the Company today announced that to fund the Company’s 2006 Equity Incentive Plan, a trust was recently established which has been authorized to purchase shares of the Company’s common stock in the open market with funds contributed by the Company. Purchases will be made from time to time at the discretion of the independent trustee of the trust and will amount up to 412,344 shares, or 4.0% of the Company’s issued and outstanding common stock. Stockholders approved the 2006 Equity Incentive Plan at the Company’s Special Meeting of Stockholders in November 2006.
For 2006, the fourth quarter loss is primarily a result of a partial balance sheet restructuring through the sale of approximately $64.5 million of bonds which were yielding an average of 3.89%. The Company incurred an after-tax loss of approximately $1.3 million, or $0.14 per share, on the sale of these bonds. Proceeds from the sale were reinvested in securities averaging 5.57%, and the transaction is expected to increase interest income by approximately $1.0 million in 2007. Furthermore, the Company incurred an additional $659,000 in tax expense in the fourth quarter of 2006 as a result of a reevaluation of the realizability of the deferred tax benefit resulting from the contribution of 763,600 shares of common stock to The Legacy Banks Foundation (the “Foundation”) in 2005. These non-core items were partially offset by a gain of $605,000 on the termination of the Bank’s defined benefit plan in the fourth quarter of 2006.

Excluding these non-core items, the Company’s core earnings were $855,000 in the fourth quarter of 2006 as compared to $1.3 million in the same period of 2005. Year to date, core earnings were $4.2 million in 2006 as compared to $4.5 million in 2005. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.55 and $14.25, respectively, at December 31, 2006.
The losses in the prior year were primarily the result of two non-core charges recorded in the fourth quarter of 2005: a $7.7 million charitable contribution made by the Company to the Foundation as part of the mutual to stock conversion, and a restructuring charge of $2.4 million paid by the Bank to the Federal Home Loan Bank of Boston (FHLBB) for the prepayment of $19.5 million of longer-term advances with a weighted average rate of 6.64%. These two items were partially offset by a gain of $905,000 on the curtailment of the Bank’s defined benefit plan. Legacy completed its mutual-to-stock conversion and related stock offering on October 26, 2005, with the issuance of 10,308,600 shares, including the shares issued to the Foundation.
J. Williar Dunlaevy, Chief Executive Officer, commented “We are pleased to report that Legacy generated steady deposit and loan growth throughout 2006, including the fourth quarter, despite the challenge of an inverted yield curve and an extremely competitive retail deposit market. Pressure on the net interest margin due to the inverted yield curve is endemic in the industry, and Legacy is no exception. This was mitigated to a great extent by the capital we raised a little over a year ago with our stock offering. We have continued to closely monitor the net interest margin and have utilized certificate of deposit specials to grow our retail deposit base while at the same time reducing borrowings from the Federal Home Loan Bank. Consistent deposit and loan growth is integral to our overall long term growth strategy.”
“We anticipate completing, relocating, and opening our new office in North Adams, MA late in the first quarter. Our new office on the north side of Great Barrington should come on line early in the second quarter. This current year, 2007, will be our second full year as a public company and we look forward to improving our efficiency both through revenue growth and controlling and/or reducing various expense categories. However, one negative contributor to the efficiency ratio will be the expense attributable to the Equity Incentive Plan which we have elected to do on an accelerated basis. We continue to emphasize growing the company and the revenue base over the long term.”
The Company’s balance sheet increased by $30.0 million, or 3.9%, from $778.3 million at December 31, 2005 to $808.3 million at December 31, 2006. Within the overall asset growth, the gross loan portfolio, excluding loans held for sale, increased by $31.3 million, or 5.7% in 2006. In particular, residential mortgage balances increased by $17.4 million, or 5.6% to $325.4 million, and the commercial real estate and other commercial loans increased $12.6 million, or 7.0% to $193.9 million.
The investment portfolio has decreased by $3.8 million, or 2.1% due primarily to the bond portfolio restructuring in the fourth quarter of 2006, as previously discussed. Cash and cash equivalents increased $2.4 million, or 12.5% at the end of 2006 as compared to the prior year end due to the receipt of funds at year end.

In the twelve months ended December 31, 2006, the Company’s deposits increased by $43.8 million, or 9.2%, to $518.2 million. Driving the success was the growth in certificates of deposit due to the Bank’s promotion of CD specials, as well as increases in LifePath Savings and certain money market accounts. Advances from the FHLBB have decreased by $18.5 million or 12.7% as of December 31, 2006 as compared to the end of 2005 due to the success in growing deposits. The overall increase in stockholders’ equity of $3.8 million during 2006 was driven primarily by a contribution of $2.8 million from net income, as well as a decrease of $0.9 million in the unrealized loss on available for sale investment securities, primarily due to the restructuring of this portfolio, as previously discussed. These increases to equity were offset somewhat by the payment of four separate dividends of $286,000 each. Stockholders Equity was also impacted by the release of 54,979 shares of common stock within the Company’s ESOP.
Asset quality remains strong at the close of the fourth quarter, with non-performing assets as a percentage of total assets at 0.11% as of December 31, 2006. The provision for loan losses decreased by $377,000 in the fourth quarter of 2006 as compared to the same period in 2005, resulting in a $12,000 credit in the 2006 quarter. The full year 2006 provision has decreased by $608,000 as compared to the same period in 2005. This decrease was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as the receipt of loan recoveries in 2006. The allowance for loan losses stood at 0.80% of total loans at December 31, 2006 as compared to 0.77% at December 31, 2005.
The Company’s net interest income decreased $478,000, or 7.8% in the fourth quarter of 2006 as compared to the same period in 2005, but increased by $1.7 million, or 7.5% for the year 2006 over 2005. The net interest margin (“NIM”) was 3.00% for the three months ended December 31, 2006, a decrease of 11 basis points from the third quarter of 2006, and 31 basis points compared to the fourth quarter of 2005. The 2006 full year NIM was 3.15%, a decrease of 7 basis points compared to 2005. The 2006 NIM initially benefited from the increase in higher-yielding commercial and home-equity loans as well as the proceeds from the 2005 stock offering, but also saw significant pressure due to the yield curve being relatively flat and then partially inverted during 2006.
Non-interest income for the quarter totaled $147,000, an increase of $42,000, or 40.0% compared to the fourth quarter of 2005. For the year, non-interest income increased $75,000, or 2.2% to $3.5 million in 2006 from $3.4 million in the prior year. The increase was due to the FHLBB restructuring charge in 2005 being higher than the net loss on the sales of securities in 2006, more than offsetting a decrease in customer service fees in 2006. Operating expenses decreased by $7.3 million, or 55.9% for the fourth quarter of 2006 as compared to the same period of 2005 due to the contribution of $7.6 million to the Foundation in the fourth quarter of 2005. For the year, operating expenses decreased $5.1 million as compared to 2005, also primarily due to the contribution to the Foundation. Offsetting the decrease in charitable contributions in the quarter and year to date amounts were increases in most salaries and benefit categories and occupancy expenses, as well as the costs associated with being a public company, including audit, legal and consulting fees and fees related to complying with the provisions of the Sarbanes-Oxley Act of 2002.

Additionally, during the fourth quarter of 2006, the Company’s Compensation Committee awarded 892,200 stock options with an exercise price of $16.03 per share and 346,500 shares of restricted stock with a grant date fair value of $16.03 per share to directors and certain officers on November 29, 2006. These options and stock awards were granted in accordance with the Company’s 2006 Equity Incentive Plan approved by the shareholders on November 1, 2006. The stock options and awards granted vest over a period of approximately five years. The Company is employing an accelerated method of expense recognition for options, whereby compensation expense is measured on a straight-line basis over the requisite service period for each separately vesting portion of the award, as if the award was, in substance, multiple awards.
The scheduled opening of a new branch in Great Barrington, Massachusetts and a replacement branch in North Adams, Massachusetts in early 2007 will also serve to increase operating expenses in the near-term. The Company’s core efficiency ratio for the quarter (GAAP efficiency ratio net of effect of non-core adjustments) increased to 81.2% from 69.1% in the year earlier period primarily due to the increase in operating expenses and pressure on the net interest margin as outlined above. Year to date the efficiency ratio has increased to 75.8% in 2006 from 69.9% in 2005.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Stephen M. Conley, Chief Financial Officer, will host a conference call at 3:00 p.m. (EST) on Thursday, February 1, 2007. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning February 1, 2007 at 6:00 p.m. (EST) through February 11, 2007 at 11:59 p.m. (EST) by dialing 877-660-6853 and using Account #286 and Conference ID #226423 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2006	2005
	(Unaudited)
ASSETS

Cash and due from banks	$10,442	$12,281
Short-term investments	11,202	6,951

Cash and cash equivalents	21,644	19,232

Securities and other investments	176,132	179,921
Loans held for sale	—	126
Loans, net of allowance for loan losses of $4,677 in 2006 and $4,220 in 2005	578,802	547,500
Premises and equipment, net	15,416	14,236
Accrued interest receivable	3,552	3,235
Goodwill, net	3,085	3,085
Net deferred tax asset	4,474	5,258
Bank-owned life insurance	4,424	4,153
Other assets	789	1,584

Total Assets	$808,318	$778,330

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$518,248	$474,464
Securities sold under agreements to repurchase	5,575	4,999
Federal Home Loan Bank advances	127,438	145,923
Mortgagors’ escrow accounts	944	931
Accrued expenses and other liabilities	6,116	5,847

Total liabilities	658,321	632,164

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized, 10,308,600 issued and outstanding at December 31, 2006 and 2005)	103	103
Additional paid-in-capital	106,094	100,202
Unearned Compensation — ESOP	(9,519)	(10,252)
Unearned Compensation — Equity Incentive Plan	(5,375)	—
Retained earnings	58,863	57,202
Accumulated other comprehensive loss	(169)	(1,089)

Total stockholders equity	149,997	146,166

Total Liabilities and Stockholders’ Equity	$808,318	$778,330

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans	$9,296	$8,196	$35,905	$30,988
Securities:
Taxable	1,884	1,578	7,308	5,146
Tax-Exempt	62	54	239	178
Short-term investments	167	476	463	666

Total interest and dividend income	11,409	10,304	43,915	36,978

Interest expense:
Deposits	4,102	2,370	13,808	8,252
Federal Home Loan Bank advances	1,584	1,744	6,395	6,713
Other borrowed funds	36	25	136	89

Total interest expense	5,722	4,139	20,339	15,054

Net interest income	5,687	6,165	23,576	21,924

Provision (credit) for loan losses	(12)	365	233	841

Net interest income after provision (credit) for loan losses	5,699	5,800	23,343	21,083

Non-interest income:
Customer service fees	839	1,306	2,832	3,344
Portfolio management fees	261	222	1,001	890
Income from bank owned life insurance	80	80	222	218
Insurance, annuities and mutual fund fees	90	48	211	168
(Loss) gain on sales of securities, net	(1,888)	21	(1,736)	160
Loss on impairment of securities	—	(200)	—	(225)
Loss on impairment of other investments	—	(24)	—	(24)
Gain on sales of loans, net	86	50	210	236
Gain on curtailment and termination of defined benefit plan	605	905	605	905
FHLB prepayment restructuring charge	—	(2,351)	—	(2,351)
Miscellaneous	74	48	107	56

Total non-interest income	147	105	3,452	3,377

Non-interest expenses:
Salaries and employee benefits	3,226	3,320	11,897	10,964
Occupancy and equipment	597	572	2,482	2,211
Data processing	516	479	1,987	1,876
Professional fees	463	258	1,564	652
Advertising	194	178	747	694
Charitable Contributions	4	7,671	10	7,846
Other general and administrative	782	619	2,649	2,155

Total non-interest expenses	5,782	13,097	21,336	26,398

Income (loss) before income taxes	64	(7,192)	5,459	(1,938)

Provision (benefit) for income taxes	655	(1,739)	2,653	297

Net income	$(591)	$(5,453)	$2,806	$(2,235)

Earnings (loss) per share
Basic	$(0.06)	n/a	$0.29	n/a
Diluted	$(0.06)	n/a	$0.29	n/a

Weighted average shares outstanding
Basic	9,580,275	n/a	9,559,791	n/a
Diluted	9,580,275	n/a	9,559,791	n/a

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Financial Highlights:
Net interest income	$5,687	$6,165	$23,576	$21,924
Net income (loss)	(591)	(5,453)	2,806	(2,235)
Per share data:
Earnings (loss) — basic	(0.06)	n/a	0.29	n/a
Earnings (loss) — diluted	(0.06)	n/a	0.29	n/a
Dividends declared	0.03	n/a	0.12	n/a
Book value per share — end of period	14.55	14.18	14.55	14.18
Tangible book value per share — end of period	14.25	13.88	14.25	13.88

Ratios and Other Information:
Return on average assets	(0.30)%	(2.77)%	0.36%	(0.31)%
Return on average equity	(1.63)%	(17.40)%	1.92%	(2.90)%
Net interest rate spread (1)	2.16%	2.67%	2.39%	2.84%
Net interest margin (2)	3.00%	3.31%	3.15%	3.22%
Efficiency ratio (3)	74.9%	219.4%	74.2%	104.2%
Average interest-earning assets to average interest-bearing liabilities	127.81%	128.30%	127.61%	117.30%

At period end:
Stockholders’ equity	$149,997	$146,166
Total assets	808,318	778,330
Equity to total assets	18.6%	18.8%
Non-performing assets to total assets	0.11%	0.12%
Non-performing loans to total loans	0.15%	0.16%
Allowance for loan losses to non-performing loans	532.08%	467.33%
Allowance for loan losses to total loans	0.80%	0.77%
Number of full service offices	10	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$571,783	$9,296	6.50%	$536,626	$8,196	6.11%
Investment securities	174,663	1,946	4.46%	160,140	1,632	4.08%
Short-term investments	12,905	167	5.18%	49,279	476	3.86%

Total interest-earning assets	759,351	11,409	6.01%	746,045	10,304	5.52%
Non-interest-earning assets	41,632			40,292

Total assets	$800,983			$786,337

Interest-bearing liabilities:
Savings deposits	$52,968	59	0.45%	$67,034	76	0.45%
LifePath Savings	91,094	1,017	4.47%	73,940	498	2.69%
Money market	53,049	447	3.37%	55,458	277	2.00%
NOW accounts	36,071	49	0.54%	40,491	23	0.23%
Certificates of deposits	220,837	2,530	4.58%	182,216	1,496	3.28%

Total deposits	454,019	4,102	3.61%	419,139	2,370	2.26%
Borrowed Funds	140,121	1,620	4.62%	162,356	1,769	4.36%

Total interest-bearing liabilities	594,140	5,722	3.85%	581,495	4,139	2.85%
Non-interest-bearing liabilities	61,618			79,462

Total liabilities	655,758			660,957
Equity	145,225			125,380

Total liabilities and equity	$800,983			$786,337

Net interest income		$5,687			$6,165

Net interest rate spread (3)			2.16%			2.67%
Net interest-earning assets (4)	$165,211			$164,550

Net interest margin (5)			3.00%			3.31%
Average interest-earning assets to interest-bearing liabilities			127.81%			128.30%

(1)	Yields and rates for the three months ended December 31, 2006 and 2005 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended December 31, 2006 and 2005.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Twelve Months Ended December 31, 2006			Twelve Months Ended December 31, 2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$564,446	$35,905	6.36%	$523,696	$30,988	5.92%
Investment securities	175,006	7,547	4.31%	137,180	5,324	3.88%
Short-term investments	9,386	463	4.93%	19,139	666	3.48%

Total interest-earning assets	748,838	43,915	5.86%	680,015	36,978	5.44%
Non-interest-earning assets	41,187			37,740

Total assets	$790,025			$717,755

Interest-bearing liabilities:
Savings deposits	$56,759	248	0.44%	$69,088	299	0.43%
LifePath Savings	78,628	3,049	3.88%	71,188	1,686	2.37%
Money market	52,911	1,556	2.94%	59,016	952	1.61%
NOW accounts	37,633	130	0.35%	39,507	85	0.22%
Certificates of deposits	213,448	8,825	4.13%	177,613	5,230	2.94%

Total deposits	439,379	13,808	3.14%	416,412	8,252	1.98%
Borrowed Funds	147,421	6,531	4.43%	163,328	6,802	4.16%

Total interest-bearing liabilities	586,800	20,339	3.47%	579,740	15,054	2.60%
Non-interest-bearing liabilities	57,185			61,049

Total liabilities	643,985			640,789
Equity	146,040			76,966

Total liabilities and equity	$790,025			$717,755

Net interest income		$23,576			$21,924

Net interest rate spread (3)			2.39%			2.84%
Net interest-earning assets (4)	$162,038			$100,275

Net interest margin (5)			3.15%			3.22%

Average interest-earning assets to interest-bearing liabilities			127.61%			117.30%

(1)	Yields and rates for the twelve months ended December 31, 2006 and 2005 are actual.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the twelve months ended December 31, 2006 and 2005.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net Income (Loss) (GAAP)	$(591)	$(5,453)	$2,806	$(2,235)
Add back: Contribution to Legacy Banks Charitable Foundation	—	7,628	—	7,628
Add back: FHLBB prepayment restructuring charge	—	2,351	—	2,351
Less: Gain on curtailment of defined benefit plan	—	(905)	—	(905)
Less: Gain on termination of defined benefit plan	(605)	—	(605)	—
Less: Loss on sale or impairment of securities, net	1,888	203	1,736	89
Adjustment: Income taxes	(496)	(2,535)	(411)	(2,463)
Add back: Adjustment to Federal Tax Valuation Reserve	659	—	659	—

Net Income (Core)	$855	$1,289	$4,185	$4,465

Efficiency Ratio (GAAP)	74.9%	219.4%	74.2%	104.2%
Effect of contribution to Legacy Banks Charitable Foundation	—	(123.6)	—	(28.6)
Effect of FHLBB prepayment restructuring charge	—	(38.1)	—	(8.8)
Effect of gain on curtailment of defined benefit plan	—	14.7	—	3.4
Effect of gain on termination of defined benefit plan	6.3	—	1.6	—
Effect of loss or (gain) on sale or impairment of securities, net	—	(3.3)	—	(0.3)

Efficiency Ratio (Core)	81.2%	69.1%	75.8%	69.9%